UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                            FORM 8-K/A
                         Amendment No. 1

                          CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                          March 12, 2003
         Date of Report (Date of Earliest Event Reported)




                         AQUENTIUM, INC.
          (Name of small business issuer in its charter)

   Delaware                       No.0-23402                11-2863244
(State of incorporation)   (Commission file number)     (I.R.S. Employer
                                                         Identification No.)

                 31500 Grape Street, Suite 3401
                 Lake Elsinore, California 92532
             (Address of principal executive offices)

                          (909) 244-1988
                   (Issuer's telephone number)




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ITEM 2: ACQUISITION AND DISPOSITION OF ASSETS

     On March 12, 2003, Aquentium, Inc. sold our 100% interest in Fiber Application Systems Technology, Inc. to Alpha Solarco, Inc., a Colorado corporation. In an arms-length transaction, Alpha Solarco acquired Fiber Application Systems with 500,000 ten dollar convertible preferred shares of Alpha Solarco in exchange for 100% of Fiber Application Systems' shares. Based on the conversion price of the preferred shares this acquisition may be valued at approximately $5 million; however, because the Alpha Solarco stock is thinly traded a value cannot be determined. Aquentium's management was introduced to Alpha Solarco's management through a personal relationship with Alec Kaplun, President of Alpha Solarco.

     Fiber Application Systems designs and develops highly-accurate current and voltage fiber optic sensors for industrial applications and its consulting contracts represented all of Aquentium's consolidated revenues for the year ended September 30, 2002. As part of this transaction, Alpha Solarco will acquire the assets and liabilities of Fiber Application Systems, which is based in North York, Ontario, Canada.

     Alpha Solarco is a reporting company that is not current in its SEC reports, but is listed on the National Quotation Bureau Electronic Pink Sheets under the symbol "ARSL." Upon completion of the share exchange, Alpha Solarco's board of directors will appoint a new board of directors and new officers representing management of Fiber Application Systems and then resign. Then Alpha Solarco will change its name to Fiber Applications Systems Technologies, Ltd.


ITEM 7:  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a)     Financial Statements
        None

(b)     Pro Forma Financial Information
        None

(c)     Exhibits

        2.1 Agreement for the Exchange of Common Stock, between Aquentium and Alpha Solarco, Inc., dated March 12, 2003 (Filed April 14,
                2003)


                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              AQUENTIUM, INC.


                                  /s/ Mark T. Taggatz
Date: September 8, 2003       By: _______________________________________
                                  Mark T. Taggatz
                                  President, CEO and Director